EXHIBIT D(1)(iv)

AMENDED SCHEDULE A

TO INVESTMENT MANAGEMENT AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

April 4, 2008

ING VP Strategic Allocation Conservative Portfolio	Direct Investments
ING VP Strategic Allocation Growth Portfolio	0.60% of ADNA
ING VP Strategic Allocation Moderate Portfolio
Underlying Funds 0.08% of ADNA